UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2012

REPLIGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14656	04-2729386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA		02453
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 250-0111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 28, 2012, Repligen Corporation (“Repligen” or the “Company”) entered into an exclusive worldwide licensing agreement (the “License Agreement”) with Pfizer Inc. (“Pfizer”) to advance the Company’s spinal muscular atrophy (“SMA”) program which is led by RG3039, a small molecule drug candidate in clinical development for SMA, a rare neurodegenerative genetic disease, and also includes backup compounds and enabling technologies.

Under the terms of the License Agreement, Repligen is entitled to receive up to $70 million from Pfizer, commencing with an upfront payment of $5 million and total potential future milestone payments of up to $65 million, approximately equally divided between milestones related to clinical development and initial commercial sales in specific geographies. In addition, Repligen is entitled to receive royalties on any future sales of RG3039 or any SMA compounds developed under the License Agreement. The tiered and increasing royalty rates under the License Agreement begin in the high single-digits. Repligen’s receipt of these royalties is subject to an obligation under an existing in-license agreement and other customary offsets and deductions. Royalties are payable, on a country-by-country basis, for a duration based upon the later of (a) expiration of the licensed patent(s) or (b) a predetermined time after the first commercial sale of the first such product in such country.

Under the terms of the License Agreement, the Company is responsible for completing the first two cohorts of an active Phase 1 trial evaluating RG3039 in healthy volunteers, which it anticipates will occur during the first quarter of 2013. The Company will also provide certain technology transfer services to Pfizer who will then assume full responsibility for the SMA program moving forward, including the conduct of any registration trials necessary for any product approvals.

The License Agreement is subject to termination by Pfizer for convenience and by either party upon the uncured breach or bankruptcy of the other party. Under the terms of the License Agreement, neither party may assign the License Agreement without the prior written consent of the other party; however, either party may assign the License Agreement (i) in connection with the sale of such party or the sale of the portion of its business to which the License Agreement relates (whether by merger, sale of assets and/or sale of stock or ownership interest or otherwise), and (ii) to its affiliates.

The Company expects to file the License Agreement as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2012 and intends to seek confidential treatment for certain terms and provisions of the License Agreement. The foregoing description is qualified in its entirety by reference to the complete text of the License Agreement when filed.

On January 3, 2013, the Company issued a press release concerning the License Agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release by Repligen Corporation, dated January 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Date: January 3, 2013	By:	/s/ Walter C. Herlihy
Walter C. Herlihy
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release by Repligen Corporation, dated January 3, 2013.